Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-126811

April 30, 2007

Page Title	iPathSM HOME PAGE
Tab	iPathSM
URL	http://www.ipathetn.com/index.jsp
VERSION	3.0 For Financial Professionals ONLY

[Main Headline]

iPath Exchange Traded Notes (ETNs)

[Area above top navigation]

FEEDBACK Welcome, Guest. Register | Login | Contact Us| About Barclays

[Top of page tab navigation – all pages]

About iPath ETNs

Product Information

Advisor & Client Materials OR Investor Materials (for individual investors)

Events & eLearning

[Center Flash Image]

Barclays Capital discusses the Indian Equity Market.

>Watch now

[Left-side of page navigation—all pages. [Note: Currencies will only show after FP registers]

Commodities

[Flyouts]

iPathSM Dow Jones-AIG Commodity Index Total ReturnSM ETN

iPathSM GSCI® Total Return Index ETN

iPathSM Goldman Sachs Crude Oil Total Return Index ETN

Emerging Markets

[Flyouts]

iPathSM MSCI India IndexSM ETN

Currencies

These products are not yet available for investing. Please read the preliminary pricing supplement

[Flyouts]

iPathSM EUR/USD Exchange Rate ETN (ERO)

iPathSM GBP/USD Exchange Rate ETN (GBB)

iPathSM JYN/USD Exchange Rate ETN (JYN)

[Bottom frame of navigation—all pages. [Note: Currencies will only show for FP visitors]

IPATH ETNS OFFER

•	Cost and tax efficiency

•	Trading flexibility: may short on an uptick or downtick*

•	Index tracking

Learn More >

IPATH EDUCATION ON DEMAND

See the 3 new On-Demand Presentations

•	Exchange Traded Access to Difficult Markets

•	The Case for Commodities

•	The Case for India

View in the Events & eLearning Section>

THE NEXT EXCHANGE TRADED INNOVATIONS: [if not logged in, the links will point the user to the login/registration page]

iPathSM EUR/USD Exchange Rate ETN (ERO) [link]

iPathSM GBP/USD Exchange Rate ETN (GBB) [link]

iPathSM JPY/USD Exchange Rate ETN (JYN) [link]

These products are not yet available for investing

*With short sales, you risk paying more for a security than you received from its sale.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Sales in the secondary market may result in significant losses.

© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

An investment in the iPath ETNs linked to the MSCI India Total Return IndexSM may carry risks similar to a concentrated securities investment in a single region. International investments may involve risk of capital loss from unfavorable fluctuation in currency values, from differences in generally accepted accounting principles or from economic or political instability in other nations. Emerging markets involve heightened risks related to the same factors as well as increased volatility and lower trading volume. Securities focusing on a single country may be subject to higher volatility.

An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the U.S. dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

The sale, redemption or maturity of the Securities will generate tax consequences. In certain cases, you may be required to make a specific election in order to receive the most favorable tax treatment. For a more complete description, please see the description of the US federal income tax treatment in the applicable Pricing Supplement.

“Dow Jones,” “AIG®,” “Dow Jones-AIG Commodity Index Total ReturnSM,” “DJAIGCISM”, and “Dow Jones–AIG Commodity IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index, Goldman Sachs Crude Oil Total Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Goldman, Sachs & Co. or any of its affiliates (individually and collectively, “Goldman”). The Securities are not sold by Goldman, Sachs & Co. other than in its capacity as a dealer of the Securities. Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Page Title	iPathSM EUR/USD Exchange Rate ETN - Overview
Tab	Overview
URL	http://www.ipathetn.com/euro-usd-exchange-rate-etn.jsp

[Header Graphic] iPathSM EUR/USD Exchange Rate ETNs (ERO)

[PDF ICON] iPathSM EUR/USD Exchange Rate ETN Preliminary Pricing Supplement

This product is not yet available for investing

Barclays has applied to list the iPathSM EUR/USD Exchange Rate ETNs on the New York Stock Exchange under the ticker symbol ERO. This ETN has not been listed and is not yet available for investing.

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPathSM EUR/USD Exchange Rate ETN offers investors cost-effective and tax-efficient exposure to the euro/U.S. dollar exchange rate (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption1, based on the performance of the Index, less investor fees.

[Tabs] OVERVIEW

Profile

Primary Exchange	NYSE	Bloomberg Exchange Rate Ticker	TNFXEURO

Ticker	ERO	CUSIP	06739F184

Intraday Indicative Value Ticker	ERO.IV	Inception Date	05/08/2007

Bloomberg ETN Keystroke	ERO<EQUITY><GO>	Maturity Date	05/12/2037

Short Sales*	Yes, on an up or downtick	Yearly Fee	0.40%[2]

Deposit Rate	EONIA[3] - 25 bps

*	With short sales, you risk paying more for a security than you received from its sale.

Correlations	As of 03/31/2007
EUR/USD Index Factor	1.00
S&P 500® Index	-0.04
Lehman U.S. Aggregate Index	0.31
MSCI EAFE Index	0.23
GSCI® Total Return Index	0.16

Sources: MSCI, Lehman Brothers, S&P, BGI (03/02-03/07) based on monthly returns.

[1]

Investors may redeem at least 50,000 units of the iPathSM EUR/USD Exchange Rate ETN on a weekly basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

[2]

The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

The currency component on any given day will be equal to the Index on that day (or, if such day is not a trading day, the Index on the immediately preceding trading day) divided by the Index on the inception date. The accumulation component will be calculated on a daily basis in the following manner: The accumulation component on the inception date will equal one. On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction. The daycount fraction on any business day will be the number of calendar days that have elapsed since the immediately preceding business day divided by 365. The deposit rate on any given day will be equal to the European Overnight Index Average, as reported on Reuters page EONIA or any successor page on the immediately preceding business day (the “EONIA”), minus 0.25%.

[3]	The deposit rate is intended to represent the actual rate that would be paid by a bank on an overnight deposit of euros.

Page Title	iPathSM JPY/USD Exchange Rate ETN - Overview
Tab	Overview
URL	http://www.ipathetn.com/jpy-usd-exchange-rate-etn.jsp

[Header Graphic] iPathSM JPY/USD Exchange Rate ETN (JYN)

[PDF ICON] iPathSM JPY/USD Exchange Rate ETN Preliminary Pricing Supplement

This product is not yet available for investing

Barclays has applied to list the iPathSM JPY/USD Exchange Rate ETNs on the New York Stock Exchange under the ticker symbol JYN. This ETN has not been listed and is not yet available for investing.

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPathSM JPY/USD Exchange Rate ETN offers investors cost-effective and tax-efficient exposure to the Japanese yen/U.S dollar exchange rate (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption1, based on the performance of the Index, less investor fees.

[Tabs] OVERVIEW

Profile

Primary Exchange	NYSE	Bloomberg Exchange Rate Ticker	TNFXJY

Ticker	JYN	CUSIP	06739G851

Intraday Indicative Value Ticker	JYN.IV	Inception Date	05/08/2007

Bloomberg ETN Keystroke	JYN <EQUITY><GO>	Maturity Date	05/12/2037

Short Sales*	Yes, on an up or downtick	Yearly Fee	0.40%[2]

Deposit Rate	MUTAN[3] – 25 bps

*	With short sales, you risk paying more for a security than you received from its sale.

Correlations	As of 03/31/2007
JPY/USD Index Factor	1.00
S&P 500® Index	-0.10
Lehman U.S. Aggregate Index	0.41
MSCI EAFE Index	0.17
GSCI® Total Return Index	0.03

Sources: MSCI, Lehman Brothers, S&P, BGI, GSCI (03/02-03/07) based on monthly returns.

[1]

Investors may redeem at least 50,000 units of the iPathSM JPY/USD Exchange Rate ETN on a weekly basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

[2]

The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

The currency component on any given day will be equal to the Index on that day (or, if such day is not a trading day, the Index on the immediately preceding trading day) divided by the Index on the inception date. The accumulation component will be calculated on a daily basis in the following manner: The accumulation component on the inception date will equal one. On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction. The daycount fraction on any business day will be the number of calendar days that have elapsed since the immediately preceding business day divided by 365. The deposit rate on any given day will be equal to the Bank of Japan’s uncollateralized overnight call rate, as reported on Reuters page TONAT or any successor page on the immediately preceding business day (the “Mutan rate”), minus 0.25%. The deposit rate is intended to represent the actual rate that would be paid by a bank on an overnight deposit of Japanese yen.

[3]

The deposit rate earned on the Principal amount of the Security is equal to the Bank of Japan’s uncollateralized overnight call rate minus 25 bps, the latter which represents the difference between the bid and offered rates on deposits.

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index, Goldman Sachs Crude Oil Total Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Goldman, Sachs & Co. or any of its affiliates (individually and collectively, “Goldman”). The Securities are not sold by Goldman, Sachs & Co. other than in its capacity as a dealer of the Securities. Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.

Page Title	iPathSM GBP/USD Exchange Rate ETN - Overview
Tab	Overview
URL	http://www.ipathetn.com/gbp-usd-exchange-rate-etn.jsp

[Header Graphic] iPathSM GBP/USD Exchange Rate ETN (GBB)

[PDF ICON] iPathSM GBP/USD Exchange Rate ETN Preliminary Pricing Supplement

This product is not yet available for investing

Barclays has applied to list the iPathSM GBP/USD Exchange Rate ETNs on the New York Stock Exchange under the ticker symbol GBB. This ETN has not been listed and is not yet available for investing.

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPathSM GBP/USD Exchange Rate ETN offers investors cost-effective and tax-efficient exposure to the British pound/U.S. dollar exchange rate (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption1, based on the performance of the Index, less investor fees.

[Tabs] OVERVIEW

Profile

Primary Exchange	NYSE	Bloomberg Exchange Rate Ticker	TNFXGBP

Ticker	GBB	CUSIP	06739F176

Intraday Indicative Value Ticker	GBB.IV	Inception Date	05/08/2006

Bloomberg ETN Keystroke	GBB <EQUITY><GO>	Maturity Date	05/12/2036

Short Sales*	Yes, on an up or downtick	Yearly Fee	0.40%[2]

Deposit Rate	SONIA[3] – 25 bps

*	With short sales, you risk paying more for a security than you received from its sale.

Correlations	As of 03/31/2007
GBP/USD Index Factor	1.00
S&P 500® Index	-0.12
Lehman U.S. Aggregate Index	0.29
MSCI EAFE Index	0.13
GSCI® Total Return Index	0.09

Sources: MSCI, Lehman Brothers, S&P, BGI, GSCI (03/02-03/07) based on monthly returns.

[1]

Investors may redeem at least 50,000 units of the iPathSM GBP/USD Exchange Rate ETN on a weekly basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

[2]

The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the currency component on that day times the accumulation component on that day.

The currency component on any given day will be equal to the Index on that day (or, if such day is not a trading day, the Index on the immediately preceding trading day divided by the Index on the inception date. The accumulation component will be calculated on a daily basis in the following manner: The accumulation component on the inception date will equal one. On each subsequent business day until maturity or early redemption, the accumulation component will equal (1) the accumulation component on the immediately preceding business day times (2) the sum of one plus the product of the deposit rate times the relevant daycount fraction. The daycount fraction on any business day will be the number of calendar days that have elapsed since the immediately preceding business day divided by 365. The deposit rate on any given day will be equal to the Sterling Overnight Index Average, as reported on Reuters page SONIA or any successor page on the immediately preceding business day (the “SONIA”), minus 0.25%. The deposit rate is intended to represent the actual rate that would be paid by a bank on an overnight deposit of British pounds.

3	The deposit rate earned on the Principal amount of the Security is equal to the Sterling Overnight Index Average, as reported on Reuters page SONIA, minus 25 bps, the latter which represents the difference between the bid and offered rates on deposits.

Page Title	Advisor & Client Materials Section
Tab	Advisor & Client Materials Section
URL	http://www.ipathetn.com/advisor-client-materials.jsp

[Header Graphic] Advisor & Client Materials

Product Information

•     Emerging Markets ETNs

•     Commodity ETNs

•     Currency ETNs
These products are not yet available for investing

Category Basics

•     Using Commodities to Diversify

•     Commodity Basics

•     India Basics

ETN Information

•     Federal Income Tax Considerations

•     Frequently Asked Questions

Issuer Information

•     About Barclays Bank PLC

iPathSM EUR/USD Exchange

Rate ETN (ERO)

Preliminary Pricing Supplement

iPathSM GBP/USD Exchange

Rate ETN (GBB)

Preliminary Pricing Supplement

iPathSM JPY/USD Exchange Rate ETN (JYN)

Preliminary Pricing Supplement

CONTACT US For any iPath ETN-related questions, contact us at: ipathetn@seic.com or call 1-877-76-iPATH TOOLS Download Adobe Acrobat*